                                                                                                    Exhibit 99.1

Coffin Communications Group                       Perini Corporation
15300 Ventura Boulevard, Suite 303                73 Mount Wayte Ave.
Sherman Oaks, CA 91403                            Framingham, MA 01701
(818) 789-0100                                    (508) 628-2295
Crocker Coulson, Partner                          Robert Band, President

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q1 2003 Results

  Net income of $11.4 million; includes recognition of $7.0 million federal tax benefit
  Financial condition remains strong in 2003

Framingham, MA – May 8, 2003 – Perini Corporation (AMEX: PCR), a leading building, civil construction and construction management company, today reported results for the first quarter ended March 31, 2003.

Net income was $11.4 million for the first quarter of 2003, as compared to first quarter net income of $5.2 million in 2002. Basic earnings per common share were $0.48 for the first quarter of 2003, as compared to $0.21 for the first quarter of 2002. Diluted earnings per common share were $0.48 for the first quarter of 2003, as compared to $0.20 for the first quarter of 2002. Revenues from construction operations totaled $291.3 million for the first quarter of 2003, as compared with $321.4 million for the first quarter of 2002. Net income for the first quarter of 2003 includes the recognition of a $7.0 million federal tax benefit based on the expectation that the Company will be able to utilize a portion of its net operating loss carryforwards in future years.

First quarter 2003 operating results were negatively impacted by the decrease in revenues due to the slow pace of new work awards and increased operating expenses related to new work acquisition initiatives. The decrease in first quarter revenues in 2003 compared to 2002 primarily reflects the decrease in the Company’s year-end backlog at December 31, 2002 compared to the year-end backlog at December 31, 2001. The first quarter 2003 results were positively impacted by the inclusion of the operating results of James A. Cummings, Inc., an established building construction and construction management company based in Fort Lauderdale, Florida, which was acquired by the Company in January 2003.

Backlog at $992 Million
The backlog of uncompleted construction work at March 31, 2003 was $992 million compared to $1,070 million a year ago and $990 million at December 31, 2002. The backlog at March 31, 2003 includes $171 million in backlog added as a result of the acquisition of James A. Cummings, Inc. in January 2003. Other new contract awards and adjustments to contracts in process added to the backlog during the first quarter of 2003 amounted to $122 million, as compared to $178 million in the first quarter of 2002. In addition, there is more than $500 million of low bids and pending awards to Perini Corporation as of the date of this press release. Low bids and pending awards include hospitality and gaming related projects of approximately $285 million, a civil project of approximately $123 million and other building and international projects in excess of $100 million.

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Financial Condition Remains Strong in 2003
The Company’s financial condition remained strong in the first quarter of 2003. Working capital decreased slightly, from $115.9 million at December 31, 2002 to $108.4 million at March 31, 2003. Long-term debt increased slightly from $12.1 million December 31, 2002 to $13.7 million at March 31, 2003. As previously reported, the terms of the Company’s Credit Agreement were amended in February 2003 to increase the revolving credit facility from $45 million to $50 million and to extend the term of the Credit Agreement from January 2004 to June 2005.

Robert Band, President and Chief Operating Officer stated that, “We are pleased to report a profitable performance for the first quarter of 2003. Despite the sluggish pace of new contract awards in some of our core markets over the past year, Perini’s ability to meet our clients’ performance expectations has led to improved profit margins. Although new work awards continue at a slower pace than anticipated, we are experiencing an improving new work acquisition period in the second quarter. Our clients’ demand for the Company’s preconstruction services remains at a high level, and plans for public works construction at the local, state, federal and international levels remain strong in our market areas. We are also very pleased with the acquisition of James A. Cummings, Inc. which made a positive impact on our 2003 first quarter operating results and on our backlog of uncompleted construction work.”

About Perini Corporation
Perini Corporation provides general contracting, including building and civil construction, and construction management and design-build services, to private clients and public agencies in the United States and selected overseas locations. Perini is known for its hospitality and gaming industry projects, and for its corrections, health care, sports, entertainment and educational expertise, as well as large and complex civil construction projects.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or omitted to be taken by third parties including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Perini Corporation (AMEX)
Summary of Consolidated Earnings
(Unaudited)
(In Thousands of Dollars)

                                                      For the Three Months
                                                        Ended March 31,
                                                 -------------------------------
                                                       2003            2002
                                                 ---------------  --------------
Revenue from Operations                               $ 291,260       $ 321,370
                                                 ===============  ==============

Gross Profit                                          $  13,703       $  12,999
                                                 ===============  ==============

Income before Income Taxes                            $   4,519       $   5,205
Credit for Income Taxes (a)                               6,900              10
                                                 ---------------  --------------

Net Income                                            $  11,419       $   5,215
                                                 ===============  ==============

Basic Earnings per Common Share (b)                   $    0.48       $    0.21
                                                 ===============  ==============

Diluted Earnings per Common Share (b)                 $    0.48       $    0.20
                                                 ===============  ==============

(a) The credit for income taxes in 2003 is due primarily to the recognition of a $7.0 million federal tax benefit in accordance with FAS No. 109, "Accounting for Income Taxes" based on the expectation that the Company will be able to utilize a portion of its net operating loss carryforwards in future years. In addition, the credit for income taxes reflects a lower-than-normal tax rate in both 2003 and 2002 due primarily to the realization of a portion of the federal tax benefit not recognized in prior years due to certain accounting limitations. Also, the credit for income taxes in 2002 reflects the reversal of the federal alternative minimum tax provided in 2001 which was no longer required based on the provisions of the Job Creation and Worker Assistance Act of 2002.

(b) Basic and Diluted Earnings per Common Share ("EPS") are calculated as follows:

                                                                For the Three Months
                                                                   Ended March 31,
                                                            ------------------------------
                                                                2003            2002
                                                            --------------  --------------

Net income                                                       $ 11,419         $ 5,215
Less - Dividends accrued on Preferred Stock                          (531)           (531)
                                                            --------------  --------------

Total available for common stockholders                          $ 10,888         $ 4,684
                                                            ==============  ==============

Weighted average shares outstanding for basic EPS              22,664,135      22,664,135
Effect of dilutive stock options outstanding                       14,044         898,855
                                                            --------------  --------------

Weighted average shares outstanding for diluted EPS            22,678,179      23,562,990
                                                            --------------  --------------

Basic earnings per common share                                  $   0.48        $   0.21
                                                            ==============  ==============

Diluted earnings per common share                                $   0.48        $   0.20
                                                            ==============  ==============

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